Exhibit (h)(5)

COGNIOS CAPITAL

11250 Tomahawk Creek Parkway

Leawood, KS 66211

October 30, 2012

Mr. Jeremy O. May, Chairman

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – Cognios Market Neutral Large Cap Fund (the “Fund”)

Dear Mr. May:

This letter confirms that Cognios Capital, LLC (the “Adviser”) agrees to reduce the fees payable to it under the Investment Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund attributable to services provided by ALPS Funds Services, Inc. and its affiliates (including, but not limited to, organizational expenses and offering costs), to the extent necessary to limit the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A) of each of the Investor Class and Institutional Class shares of the Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation expenses, indemnification amounts, borrowing costs, brokerage expenses and dividend expenses on securities sold short, distribution/12b-1 fees and extraordinary expenses (as determined under generally accepted accounting principles) to 2.00% of the Fund’s average annual net assets. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser agrees that the above fee waivers and reimbursements for the Fund are effective through at least January 31, 2014. The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

COGNIOS CAPITAL, LLC

By:	/s/ Jonathan Angrist
Name: Jonathan Angrist
Title: Manager

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President